Exhibit 99.1

News Announcement	For Immediate Release

SHAREHOLDERS OF NEXSTAR BROADCASTING AND MEDIA GENERAL

VOTE TO APPROVE NEXSTAR’S ACQUISITION OF MEDIA GENERAL

IRVING, Texas, June 8, 2016 – Nexstar Broadcasting Group, Inc. (Nasdaq: NXST) (“Nexstar”) and Media General, Inc. (NYSE: MEG) (“Media General”) announced that, at separate meetings today, their respective shareholders approved Nexstar’s acquisition of Media General.

Upon completion of the transaction, expected later this year, Nexstar will change its name to Nexstar Media Group, Inc. with Nexstar Chairman, President and CEO, Perry Sook; Executive Vice President and Chief Financial Officer, Thomas Carter; and Executive Vice Presidents and Co-Chief Operating Officers Timothy Busch and Brian Jones, retaining those positions at the combined company, which will remain headquartered in Irving, Texas. Concurrent with the completion of the transaction, Nexstar’s Board of Directors will be expanded from seven members to nine members as two current members of the Media General board of directors will be appointed to serve as directors of Nexstar. The common stock of the new Nexstar Media Group, Inc., including shares issued pursuant to the transaction as partial consideration to Media General shareholders, will be listed on the NASDAQ Global Select Market and will retain Nexstar’s current trading symbol, “NXST.”

Nexstar Chairman Sook commented, “Today’s shareholder votes were another important milestone toward completing the acquisition of Media General later this year. We are pleased by the support of our shareholders, which we believe reflects their confidence in the significant near- and long-term value this transaction will create for investors in both companies.

“Over the last several months we have made continued progress towards the completion of the transaction, including regulatory filings, financing-related rating agency meetings and reviews and recent announcements of planned station divestitures at an aggregate value and multiple consistent with our expectations. In addition, we are making great progress with our post-acquisition integration facilities and team planning. Based on our work to date, we are highly confident in our expectation that the new Nexstar Media Group will be strongly positioned for consistent long-term success.

“Nexstar Media Group is expected to increase our legacy broadcast portfolio by approximately two thirds and more than double our audience reach while presenting opportunities related to the increased scale and complementary nature of the combined digital media operations, which we intend to manage to profitability. Financially, the transaction is expected to more than double our revenue and adjusted EBITDA and be immediately accretive upon closing.

“Using what are currently conservative expectations for the cost of financing the transaction and identified year one synergies of $76 million, Nexstar Media Group is expected to generate over $500 million of average annual free cash flow, with annual free cash flow per share expected to approximate $11.15 per year over the 2016/2017 period on a pro forma basis. We intend to initially allocate free cash flow to leverage reduction and expect covenant leverage to approximate 4.5x by year end 2016, assuming no net proceeds from the Federal Communication Commission’s upcoming Incentive Auction. We expect to commence financing activities related to the transaction in the coming weeks, after which we will continue to pursue remaining regulatory approvals and the completion of the transaction.”

Vincent L. Sadusky, President and Chief Executive Officer of Media General, said, “Today’s vote is an important step toward providing Media General shareholders with substantial and immediate value through the transaction with Nexstar, as well as the opportunity to participate in the significant upside potential of the combined company. Together with Nexstar, we will deliver comprehensive, integrated and competitive offerings across all markets for the benefit of advertisers, brands and consumers. I look forward to our continued close work with the Nexstar team to realize the significant value of this compelling combination.”

The transaction is subject to customary closing conditions, including the approval of the Federal Communications Commission, expiration or termination of applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act and certain third-party consents.

In addition to approving the proposed acquisition of Media General by Nexstar, Nexstar shareholders elected Lisbeth McNabb and C. Thomas McMillen to serve as Class I directors until the date of Nexstar 2019 annual meeting and ratified the selection of PricewaterhouseCoopers LLP as Nexstar’s independent registered public accounting firm for the year ending December 31, 2016.

In addition to approving the proposed acquisition of Media General by Nexstar, Media General shareholders approved, on a non-binding and advisory basis, the compensation that may be paid or become payable to Media General’s named executive officers in connection with the transaction contemplated by the merger agreement.

Transaction Details

On January 27, 2016, Nexstar and Media General announced that they entered into a definitive merger agreement whereby Nexstar will acquire all outstanding shares of Media General for $10.55 per share in cash and 0.1249 of a share of Nexstar Class A common stock for each Media General share. The agreement includes potential additional consideration in the form of a contingent value right ("CVR") entitling Media General shareholders to a pro rata share of the net cash proceeds as received (if any) from the sale of Media General's spectrum in the Federal Communication Commission’s upcoming Incentive Auction, subject to reduction based on the economic benefits received by such shareholders as Nexstar shareholders from the sale of Nexstar’s spectrum (if any) in the Incentive Auction.

BofA Merrill Lynch is acting as financial advisor and Kirkland & Ellis LLP is acting as legal counsel to Nexstar in connection with the proposed transaction. RBC Capital Markets, LLC and Goldman, Sachs & Co. are acting as financial advisors to Media General and Fried, Frank, Harris, Shriver & Jacobson LLP and Weil, Gotshal & Manges LLP are acting as its legal counsel.

About Nexstar Broadcasting Group, Inc.

Nexstar Broadcasting Group is a leading diversified media company that leverages localism to bring new services and value to consumers and advertisers through its traditional media, digital and mobile media platforms. Nexstar owns, operates, programs or provides sales and other services to 104 full power television stations reaching 54 markets or approximately 18.1% of all U.S. television households. Nexstar’s portfolio includes primary affiliates of NBC, CBS, ABC, FOX, MyNetworkTV and The CW. Nexstar’s community portal websites offer additional hyper-local content and verticals for consumers and advertisers, allowing audiences to choose where, when and how they access content while creating new revenue opportunities.

Pro-forma for the completion of all transactions Nexstar will own, operate, program or provide sales and other services to 171 television stations and their related low power and digital multicast signals reaching 100 markets or approximately 39% of all U.S. television households. For more information please visit www.nexstar.tv.

About Media General

Media General is one of the nation's largest local media companies that owns, operates or services 71 television stations in 48 markets. Our robust portfolio of broadcast, digital and mobile products informs and engages 23% of U.S. TV households and nearly 40% of the U.S. Internet audience.

Media General has one of the industry's largest and most diverse digital media businesses that includes Federated Media, HYFN and Dedicated Media. With unmatched local-to-national reach and integrated marketing solutions, Media General is a one-stop-shop for agencies and brands that want to effectively and efficiently reach their target audiences across all screens.

Media General trades on the NYSE under the symbol “MEG.” For more information, visit www.mediageneral.com.

Forward-Looking Statements

This communication includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words "guidance," "believes," "expects," "anticipates," "could," or similar expressions. For these statements, Nexstar and Media General claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this communication, concerning, among other things, the ultimate outcome and benefits of a transaction between Nexstar and Media General and timing thereof, and future financial performance, including changes in net revenue, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the timing to consummate the proposed transaction; the risk that a condition to closing of the proposed transaction may not be satisfied and the transaction may not close; the risk that a regulatory approval that may be required for the proposed transaction is delayed, is not obtained or is obtained subject to conditions that are not anticipated, the impact of changes in national and regional economies, the ability to service and refinance our outstanding debt, successful integration of Media General (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations' operating areas, competition from others in the broadcast television markets, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events. Nexstar and Media General undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this communication might not occur. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. For more details on factors that could affect these expectations, please see the definitive joint proxy statement/prospectus of Nexstar and Media General and Media General’s and Nexstar’s other filings with the SEC.

Nexstar Broadcasting Contacts:
Thomas E. Carter	Joseph Jaffoni, Jennifer Neuman
Chief Financial Officer	JCIR
Nexstar Broadcasting Group, Inc.	212/835-8500 or nxst@jcir.com
972/373-8800

Media General Contacts:
Shareholder/Financial Analysts	Media
Jim Woodward	Courtney Guertin
Chief Financial Officer	Marketing & Communications Director
804/887-5110	401/457-9501
jwoodward@mediageneral.com	cguertin@mediageneral.com